Exhibit (i)(2)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the reference to our firm included in the prospectus and statement of additional information of Fidelity New York Municipal Money Market Fund and Spartan New York Municipal Money Market Fund of Fidelity New York Municipal Trust II filed as part of this Post-Effective Amendment No. 24 to the Registration Statement (File Nos. 033-42943 and 811-06398) and to the use of our opinion of counsel, incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 23 to the Registration Statement on Form N-1A (File Nos. 033-42943 and 811-06398).

/s/Shearman & Sterling LLP

Shearman & Sterling LLP

New York, NY

March 26, 2004

MN/wy